Exhibit 99.1

NEWS RELEASE

SANDRIDGE ENERGY, INC. ANNOUNCES ENTRY INTO DEFINITIVE AGREEMENT TO ACQUIRE ASSETS IN THE CHEROKEE PLAY

Oklahoma City, Oklahoma, June 29, 2026 /PRNewswire/ – SandRidge Energy, Inc. (the “Company” or “SandRidge”) (NYSE: SD) today announced the entry into a definitive agreement to acquire certain producing assets and leasehold interests in the Cherokee Play in the Mid-Continent region for cash consideration of $65 million, before customary purchase price adjustments and potential post-closing adjustments.(1)

Acquisition Highlights

●	Acquisition assets located within the Mid-Continent region, directly offsetting SandRidge’s current drilling operations and leasing program

●	Net production of ~3.0 MBoed (~43% oil) and ~7,000 net leasehold acres provide additional inventory and expand efficient operations in the area

●	Includes interests in 21 wells and eight proven development locations

●	Immediately accretive to key metrics, including production, EBITDA and free cash flow(2)

●	Oily PDP production and new development are projected to further increase SandRidge’s liquids mix on a pro forma basis

●	May 1, 2026 effective date with anticipated closing in the third quarter 2026. SandRidge plans to fund the transaction with cash on hand

Grayson Pranin, SandRidge’s President & Chief Executive Officer, commented on the acquisition:

“We’re excited to continue expanding our footprint in the Mid-Continent by bolstering our inventory with quality bolt-on production and acreage that immediately offsets the area of our current drilling and leasing programs. Our team has delivered strong results in the Cherokee since entering the play in 2024, and this acquisition provides an opportunity to further expand our efficient operations in this high-quality area while striving to maintain our impressive record of more than four years without a recordable safety incident.

SandRidge is uniquely positioned to fund this transaction with cash on hand while keeping a meaningful cash balance post-close to support future strategic initiatives, the Company’s return of capital program and other uses.”

Vince Intrieri, Chairman of SandRidge’s Board of Directors, further commented:

“This is the second sizeable asset acquisition for the Company in the Cherokee Play as the team continues to make tremendous progress expanding its strong position in the area. Adding assets to the portfolio that further increase SandRidge’s liquids mix and add quality drilling inventory will help the team continue to create value.”

Legal Advisor

Sidley Austin LLP is serving as SandRidge’s legal advisor for the transaction.

Contact Information

Investor Relations

SandRidge Energy, Inc.

1 E. Sheridan Ave. Suite 500

Oklahoma City, OK 73104

investors@sandridgeenergy.com

About SandRidge Energy, Inc.

SandRidge Energy, Inc. (NYSE: SD) is an independent oil and gas company engaged in the production, development, and acquisition of oil and gas properties. Its primary area of operation is the Mid-Continent region in Oklahoma, Texas, and Kansas. Further information can be found at sandridgeenergy.com.

(1)	Potential post-closing adjustments may include earn-outs of up to $6 million paid to seller based on certain predetermined average future WTI prices.

(2)	EBITDA and free cash flow are non-GAAP financial measures. For reconciliations of non-GAAP measures to the most relevant GAAP measure, please see the Company’s website (sandridgeenergy.com).

Cautionary Note to Investors - This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are neither historical facts nor assurances of future performance and reflect SandRidge’s current beliefs and expectations regarding future events and operating performance. The forward-looking statements include projections and estimates of the Company’s corporate strategies, anticipated financial impacts of the proposed transaction, future operations, development plans and appraisal programs, drilling inventory and locations, estimated oil, natural gas and natural gas liquids production, price realizations and differentials. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the possibility that the transaction does not close or that the closing may be delayed because conditions to the closing may not be satisfied, the performance of the acquired interests, the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, actual decline curves and the actual effect of adding compression to natural gas wells, the availability and terms of capital, the ability of counterparties to transactions with us to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, changes in economic conditions, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide and greenhouse gas emissions, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in Part I, Item 1A - “Risk Factors” of our Annual Report on Form 10-K and in comparable “Risk Factor” sections of our Quarterly Reports on Form 10-Q filed after such form 10-K. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our Company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, except as required by law.

SandRidge Energy, Inc. (NYSE: SD) is an independent oil and gas company engaged in the production, development, and acquisition of oil and gas properties. Its primary area of operations is the Mid-Continent region in Oklahoma, Texas, and Kansas. Further information can be found at sandridgeenergy.com.